EXHIBIT 11a


                             AMERITECH CORPORATION
                   COMPUTATION OF PRIMARY EARNINGS PER SHARE


                                           Three Months Ended
                                              September 30,
                                             -------------
                                          1996              1995
                                          ----              ----
Net Income                           $518,575,000      $512,457,000
                                     ============      ============


Weighted average number of
shares outstanding                    549,830,266       554,512,788

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                           3,984,070         7,988,683
                                     ------------      ------------

Weighted average shares outstanding
on which primary earnings per share
are based                             553,814,336       562,501,471
                                     ============      ============
Primary earnings per share                  $0.94             $0.91
                                     ============      ============


This calculation is submitted in accordance with Regulation S-K,
Item 601(b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than three percent.